Exhibit 10.1

THIRD AMENDMENT TO
LOAN AND SECURITY AGREEMENT	Wells Fargo Retail Finance, LLC, Agent

Effective Date as of: June 30, 2005
Execution Date: July 15, 2005

THIS THIRD AMENDMENT (this “Third Amendment”) is made in consideration of the mutual covenants contained herein and benefits to be derived herefrom to the Loan and Security Agreement (the “Loan Agreement”) dated as of January 9, 2003 entered into by and among WELLS FARGO RETAIL FINANCE, LLC, a Delaware limited liability company, as the arranger, collateral agent, and administrative agent for the Lenders (in such capacity, together with its successors, if any, in such capacity, the “Agent” and together with the Lenders, collectively, the “Lender Group”), and, on the other hand, PARTY CITY CORPORATION, a Delaware corporation (the “Borrower”).

BACKGROUND:

The Borrower and the Lender Group are parties to the Loan Agreement, as amended by a certain First Amendment Agreement dated as of February 10, 2005, and as further amended by a certain Second Amendment Agreement dated as of June 20, 2005. At this time, the Borrower and the Lender Group desire to further amend the Loan Agreement. Accordingly, it is hereby agreed by and between the Borrower and the Lender Group, as follows:

Part 1. Amendment of Loan Agreement:

The Loan Agreement is amended as follows:

1.	New Definitions. The following definitions are hereby inserted in their appropriate alphabetical order into Section 1.1:

“Commitment Increase” has the meaning set forth in Section 2.2.

“Commitment Increase Date” has the meaning set forth in Section 2.2.

“Commitment Increase Fee” means an amount equal to 0.125% of the Commitment Increase.

“Increased Maximum Revolver Amount” has the meaning set forth in Section 2.2.

2.	Amended Definitions. The definitions of “Bank Product Obligations,” “Bank Products,” “Bank Product Reserves,” “Maximum Revolver Amount,” and “Revolver Commitments” are hereby deleted in their entirety, and the following revised definitions are hereby respectively substituted in their places:

     “Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrower or its Subsidiaries to (i) Wells Fargo or its Affiliates, or (ii) any Lender or any of their

Affiliates, pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that the Borrower is obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to Borrower or its Subsidiaries pursuant to the Bank Product Agreements.

     “Bank Products” means any service or facility extended to Borrower or its Subsidiaries by (i) Wells Fargo or any Affiliate of Wells Fargo, or (ii) any Lender or any of their Affiliates, including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedge Agreements.

     “Bank Product Reserves” means, as of any date of determination, the amount of reserves that Agent has established (based upon (i) Wells Fargo’s or its Affiliate’s, or (ii) any Lender or any of their Affiliate’s, reasonable determination of the credit exposure in respect of then extant Bank Products) for Bank Products then provided or outstanding.

     “Maximum Revolver Amount” means (x) $65,000,000.00, or (y) if increased pursuant to Section 2.2, below, the aggregate of (i) $65,000,000.00 and (ii) the amount of each Commitment Increase.

     “Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts may be increased in the event of any Commitment Increase implemented in accordance with the provisions of Section 2.2, below, and as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1, as it may be amended from time to time as a result of any Commitment Increase, or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

3.	Reduction of Availability Block. The definition of “Availability Block” in Section 1.1 is hereby amended by deleting the figure “$10,000,000.00” contained therein and substituting the figure “$5,000,000.00” in its place.

4.	Reduction of LIBO Rate. The definition of “LIBO Rate Margin” in Section 1.1 is hereby amended by deleting the pricing grid contained therein, and substituting the following pricing grid in its place:

		LIBO Rate
Level	Average Fiscal Quarter Excess Availability	Margin
I	Greater than $8,000,000	1.00%
II	Greater than $2,000,000 but less than or equal to $8,000,000	1.25%
III	Less than or equal to $2,000,000	1.50%

The Borrower and the Lender Group agree that upon the effectiveness of this Third Amendment, the LIBO Rate Margin under Level I will be in effect until adjusted on the first Business Day of the Borrower’s next fiscal quarter after the effective date of this Third Amendment.

5.	Revision of Dollar Cap Restrictions on Permitted Acquisitions and Stock Repurchases. The definition of “Permitted Acquisitions” in Section 1.1 is hereby deleted in its entirety, and the following is inserted in its place:

     “Permitted Acquisition” means (i) an acquisition of the stock or assets of a Person engaged in substantially the same business as that in which the Borrower is engaged, provided that (a) prior to and after giving effect to any such transaction, there is no Covenant Activation Event, (b) the Borrower provides the Agent with sufficient prior notice and information regarding such acquisition that Agent is able to (x) perfect a security interest in all acquired collateral and/or (y) enter into such subordination or intercreditor agreement as Agent deems necessary in its Permitted Discretion, (c) Borrower provides Agent with written evidence satisfactory to the Agent that Borrower projects, on a good faith, pro-forma basis, Excess Availability of at least $5,000,000 for the next six months, such pro-forma forecast to be acceptable to the Agent in its Permitted Discretion, and (d) the total amount spent by Borrower on Permitted Acquisitions under this clause (i) in such fiscal year, including the proposed acquisition, does not exceed $10,000,000 (provided, however, that if at the time of, and after giving effect to the closing on any proposed acquisition, the Daily Balance is $0.00, then the foregoing $10,000,000 limitation shall not apply), or (ii) the acquisition of Stock of the Borrower by the Borrower, provided that (a) prior to and after giving effect to any such transaction, the Borrower will have Excess Availability of at least $10,000,000, and (b) Borrower provides Agent with written evidence satisfactory to the Agent that Borrower projects, on a good faith, pro-forma basis, Excess Availability of at least $10,000,000 for the six months after such proposed transaction, such pro-forma forecast to be acceptable to the Agent in its Permitted Discretion.

6.	Revised Borrowing Base. Subsection 2.1(a) is hereby deleted in its entirety, and the following is inserted in its place:

          (a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances

(“Advances”) to Borrower in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Availability Block less the Letter of Credit Usage, or (ii) the Borrowing Base less the Letter of Credit Usage and the aggregate amount of the Availability Reserves. For purposes of this Agreement, “Borrowing Base”, as of any date of determination, shall mean an amount equal to the result of:

     (A) the lesser of (i) 85% of the amount of Eligible Accounts less the amount, if any, of the Dilution Reserve and (ii) $8,000,000,

     plus

     (B) the lesser of (i) up to 85% of the amount of CIT Factoring Receivables and (ii) $5,000,000; provided, however, that the amount permitted under this clause (B) shall be $0.00 any time (x) after the occurrence and during the continuance of a default under the CIT Factoring Agreement or (y) after Borrower delivers to, or receives from, CIT notice of termination (a “Termination Notice”) under Section 16.1 of the CIT Factoring Agreement; provided further, that, subject to all other provisions and terms of this Agreement, Lenders shall continue to make Advances against CIT Factoring Receivables in accordance with this clause (B) during the sixty (60) day period after a Termination Notice has been delivered by or received by Borrower so long as Agent shall have received a copy of such Termination Notice and written confirmation, satisfactory to the Agent, from CIT that (a) no default has occurred and is continuing under the CIT Factoring Agreement, and (b) the CIT Factoring Agreement, including without limitation, the assumption by CIT of all “Credit Risk” (as therein defined) thereunder remains and shall remain in full force and effect with respect to all CIT Factoring Receivables during such sixty (60) day period,; and provided further, that the Borrower may at any time after January 1, 2006 request, and the Agent may, in its sole discretion, grant, an increase to the foregoing “$5,000,000.00” cap up to an amount not to exceed an amount equal to 10% of the then existing Maximum Revolver Amount, plus

     (C) 90% of the Net Retail Liquidation Value of Eligible Inventory plus the lesser of (1) 90% of the Net Retail Liquidation Value of Eligible In-Transit Inventory and (2) $5,000,000,

     minus

     (D) the Availability Block,

     minus

     (E) the aggregate amount of Reserves, if any, established by Agent under Section 2.1(b).

7.	Option to Increase Maximum Revolver Amount. Section 2.2, “Intentionally Omitted,” is hereby deleted and the following is inserted in its place:

2.2 Increase in Maximum Revolver Amount and Revolver Commitments.

(a) Increase in Maximum Revolver Amount. Provided that no Event of Default has occurred and is continuing, the Borrower shall have the right at any time, and from time to time prior to June 30, 2007 and upon not less than Five (5) Business Days prior written notice to the Agent, to elect to increase the Maximum Revolver Amount by up to $15,000,000.00 (in increments on any one occasion of not less than $5,000,000.00) (a “Commitment Increase”) from the existing aggregate amount of $65,000,000.00 to an aggregate amount of not greater than $80,000,000.00 (the “Increased Maximum Revolver Amount”). All existing Lenders shall assume their respective Pro Rata Share of each such requested increase and their respective Revolver Commitments shall be correspondingly increased.

(b) Increase Conditions. No Commitment Increase shall become effective unless and until each of the following conditions have been satisfied:

     (1) The Borrowers shall have paid the Agent for the ratable benefit of the Lenders the applicable Commitment Increase Fee with respect to each Commitment Increase;

     (2) A note will be issued at the Borrowers’ expense, to each Lender, to the extent necessary to reflect the new Commitments of such Lenders; and

     (3) The Borrowers shall have delivered such other instruments, documents and agreements with respect to each Commitment Increase as the Agent may reasonably have requested.

(c) Commitment Increase Date. The Agent shall promptly notify each Lender as to the effectiveness of each Commitment Increase (with the date of such effectiveness being referred to herein as the “Commitment Increase Date”), and at such time (i) the Maximum Revolver Amount under, and for all purposes of, this Agreement shall be increased by the aggregate amount of the subject Commitment Increase, (ii) the increased Commitments shall be deemed effective, without further action, to reflect the revised Commitments of the Lenders, and (iii) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such Increased Maximum Revolver Amount.

8.	Revision to Waterfall. Subsection 2.4(b)(i) is hereby amended by deleting subparagraphs “(K)” and “(L)” therein, and inserting the following new subparagraphs in their respective places, and by inserting the following new subparagraph “(M)” in its appropriate alphabetical order:

(K) eleventh, to pay any other Obligations (including Bank Product Obligations, but only those owed to Wells Fargo or any Affiliate of Wells Fargo) until paid in full, and

(L) twelfth, to pay any Bank Product Obligations owed to any Lender or any of their Affiliates until paid in full, and

(M) thirteenth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

9.	Revisions to Cash Dominion.

a.	Subsection 2.7(b) is hereby deleted in its entirety, and the following is inserted in its place:

(b) (1) Borrower shall establish and maintain Cash Management Agreements with Agent and each Cash Management Bank. Each such Cash Management Agreement shall be a Control Agreement and each Control Agreement shall provide, among other things, that (i) upon notice from Agent, the applicable Cash Management Bank will comply with instructions of Agent directing the disposition of funds in the account without further consent of the Borrower, (ii) the applicable Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable account, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) upon notice from the Agent after the occurrence of a “Cash Dominion Event,” as provided in subparagraph (b)(2), below, it immediately will forward by daily sweep all amounts in the applicable account to the Agent’s Account or appropriate Cash Management Account (as applicable), provided that, each of the local DDAs for the retail stores (but not the Cash Management Accounts) may retain the following amounts as overdraft protection: (i) during September 23rd through November 7th of each year, an average of $1,100 per DDA and (ii) at all other times an average of $500 per DDA.

     (2) At any time after the occurrence of an Event of Default or that Excess Availability either (a) falls below $15,000,000.00 for five (5) consecutive days, or (b) ever falls below $10,000,000.00 (herein, a “Cash Dominion Event”), the Agent may provide notice to the Cash Management Banks pursuant to the Cash Management Agreements that the daily sweep of all amounts in the applicable accounts is to be implemented. The daily sweep shall remain in effect until such time as the Borrower has thereafter maintained Excess Availability of at least $20,000,000.00 at all times for thirty (30) consecutive days, at which time the Agent shall, upon request of the Borrower, provide notice to the Cash Management Banks to suspend the daily sweep of the applicable accounts.

b.	Section 2.8 is hereby deleted in its entirety, and the following is inserted in its place:

2.8. Crediting Payments; Float Charge. The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 2:00 p.m. (Boston, Massachusetts time). If any payment item is received into the Agent’s Account on a non-Business Day or after 2:00 p.m. (Boston, Massachusetts time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day. From and after a Cash Dominion Event, and unless and until the Cash Dominion Event has been relieved in accordance with Subsection 2.7(b)(2), Agent shall be entitled to charge Borrower for 1 Business Day of ‘clearance’ or ‘float’ at the rate applicable to Base Rate Loans under Section 2.6 on all Collections that are received by Borrower (regardless of whether forwarded by the Cash Management Banks to Agent). This across-the-board 1 Business Day clearance or float charge on all Collections after the occurrence of a Cash Dominion Event is acknowledged by the parties to constitute an integral aspect of the pricing of the financing of Borrower; the effect of such clearance or float charge being the equivalent of charging 1 Business Day of interest on such Collections. The parties acknowledge and agree that the economic benefit of the foregoing provisions of this Section 2.8 shall be for the exclusive benefit of Agent.

10.	Modification of Unused Line Fee. Subsection 2.11(a) is hereby deleted in its entirety, and the following is inserted in its place:

(a) Unused Line Fee. On the first day of each month during the term of this Agreement, an unused line fee in an amount equal to 0.20% (but 0.15% for that portion of the of the Maximum Revolver Amount in excess of $65,000,000.00 as a result of one or more Commitment Increases) minus the Average Total Revolver Outstandings.

11.	Increase to Letter of Credit Sublimit. Subsection 2.12(a)(i) is hereby amended by deleting the figure “$10,000,000.00” contained therein, and substituting the figure “$20,000,000.00” in its place.

12.	Deletion of Letter of Credit Issuance Fees. Subsection 2.12(e) is hereby deleted in its entirety, and the following is inserted in its place:

(e) Any and all charges, commissions, fees (other than issuance charges, otherwise normally assessed by the Underlying Issuer, which shall not be assessed, nor be reimbursable by the Borrower), and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Agent for the account of the Issuing Lender; it being acknowledged and agreed by each Borrower that, as of the Closing Date, the Underlying Issuer imposes a schedule of charges for amendments, extensions, drawings, and renewals.

13.	Extension of Maturity Date. Section 3.4 is hereby amended by deleting the date “April 30, 2006” contained therein and inserting the date “June 30, 2009” in its place.

14.	Limitation on Appraisals and Audits.

a.	Appraisals. Subsection 4.8(b) is hereby deleted in its entirety, and the following is inserted in its place:

(b) Agent may from time to time obtain or conduct, at Borrower’s expense, appraisals of the Borrower’s Inventory conducted by such appraisers as are satisfactory to Agent, provided that prior to the occurrence of an Event of Default, and so long as the Borrower has maintained Excess Availability at all times of at least $10,000,000.00, the Borrower shall only be required to pay for one such appraisal per fiscal year. If, however, the Borrower has not maintained Excess Availability of at least $10,000,000.00 at all times, the Borrower may be required to pay for two such appraisals per fiscal year, until such time as the Borrower thereafter has maintained Excess Availability of at least $10,000,000.00 at all times for six (6) consecutive months, at which time the Borrower’s payment obligation shall revert to one such appraisal per fiscal year; and if, however, an Event of Default has occurred, the Borrower may be required to pay for all appraisals obtained by the Agent. Notwithstanding the foregoing, the Agent may, at its expense, from time to time obtain additional appraisals as the Agent in its Permitted Discretion determines to be necessary or appropriate. The Borrower acknowledges and agrees that the results of any such appraisal may be used for the purpose of redetermining the Net Liquidation Value of the Eligible Inventory portion of the Collateral and, as a result, redetermining the Borrowing Base.

b.	Audits. Subsection 4.8(c) is hereby deleted in its entirety, and the following is inserted in its place:

(c) Agent may from time to time conduct commercial finance audits at Borrower’s expense of Borrower’s Books, provided that prior to the occurrence of an Event of Default, and so long as the Borrower has maintained Excess Availability at all times of at least $10,000,000.00, the Borrower shall only be required to pay for one such audit per fiscal year. If, however, the Borrower has not maintained Excess Availability of at least $10,000,000.00 at all times, the Borrower may be required to pay for two such audits per fiscal year until such time as the Borrower thereafter has maintained Excess

Availability of at least $10,000,000.00 at all times for six (6) consecutive months, at which time the Borrower’s payment obligation shall revert to one such audit per fiscal year; and if, however, an Event of Default has occurred, the Borrower may be required to pay for all audits obtained by the Agent. Notwithstanding the foregoing, the Agent may, at its expense, from time to time obtain additional audits as the Agent in its Permitted Discretion determines to be necessary or appropriate.

15.	Delivery of Business Plan. Subsection 6.3(c) is hereby deleted its entirety, and the following is inserted in its place:

(c) as soon as available, but in any event within 45 days after the start of the Borrower’s fiscal years, copies of the Borrower’s Business Plan for the forthcoming fiscal year, month by month, in form and substance satisfactory to the Agent.

16.	Revised Collateral Reporting Requirements.

a.	Schedule 6.2 to the Loan Agreement, “Collateral Reporting,” is hereby deleted, and a revised Schedule 6.2 in the form annexed hereto is inserted in its place.

b.	Exhibit B-1 to the Loan Agreement, “Borrowing Base Certificate,” is hereby deleted, and a revised Exhibit B-1 in the form annexed hereto is inserted in its place.

17.	Removal of Restrictions on Unsecured Indebtedness. Section 7.1 is hereby deleted in its entirety, and the following is inserted in its place:

7.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any secured Indebtedness, except:

     (a) Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit;

     (b) Indebtedness set forth on Schedule 5.20 which schedule indicates whether such Indebtedness is secured;

     (c) Permitted Purchase Money Indebtedness;

     (d) Refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent’s reasonable judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower’s creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended or add one or more of the Borrower as liable with respect thereto if such additional Borrower were not liable with respect to the original Indebtedness, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the Borrower, and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must be include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness;

     (e) Indebtedness composing Permitted Investments; and

     (f) Indebtedness arising in connection with Permitted Acquisitions in an amount not to exceed $10,000,000 in any fiscal year.

     Notwithstanding anything to the contrary, and for the elimination of doubt, nothing contained in this Section 7.1 shall limit the right of the Borrower to incur unsecured Indebtedness (“Permitted Unsecured Indebtedness”) in the ordinary course of the Borrower’s business, and otherwise, so long as no Event of Default has occurred and shall be continuing.

18.	Permitted Payments: Section 7.8(a) is hereby deleted in its entirety and the following is inserted in its place:

     (a) Except in connection with a refinancing permitted by Section 7.1(d), prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of the Borrower, other than (i) the Obligations in accordance with this Agreement and (ii) regularly scheduled payments of principal of and interest on Permitted Unsecured Indebtedness so long as no Event of Default shall have occurred and be continuing or would occur after giving effect thereto, and”

19.	Revised Notice Provisions. Section 12 is hereby amended by deleting the notice addresses set forth therein, and substituting the following in their place:

If to Borrower:	PARTY CITY CORPORATION
400 Commons Way
Rockaway, NJ 07866
Attn: Gregg Melnick
Fax No.: 973-983-8853

With copies to:	Counsel to the Borrower:
LATHAM & WATKINS
885 Third Avenue, Suite 1000
New York, NY 10022-4802
Attn: Raymond Lin
Fax No.: 212-751-4864

If to Agent or	WELLS FARGO RETAIL FINANCE, LLC
to Lender Group:	One Boston Place, 19th Floor
Boston, MA 02108
Attn: Lynn Whitmore
Fax No.: 617-722-9485

with copies to:	Counsel to the Agent:
RIEMER & BRAUNSTEIN LLP
Three Center Plaza
Boston, MA 02108
Attn: Donald E. Rothman
Fax No.: 617-692-3556

BANK OF AMERICA, N.A.
40 Broad Street
Boston, MA 02109
Attn: Christine Hutchinson
Fax No.: 617-434-4339

and:	BROWN RUDNICK BERLACK ISRAELS LLP
One Financial Center
Boston, MA 02111
Attn: Steven B. Levine, Esq.
Fax No.: 617-856-8201

20.	Amendments . Section 15.1 is hereby amended by inserting the following sentence at the end thereof:

“Notwithstanding the foregoing, technical and conforming modifications may be made without the consent of the Required Lenders to the extent necessary to integrate any Increased Commitments on substantially identical terms as the Advances in existence on the applicable Increased Commitment Date.”

21.	Successor Counsel to Agent. Section 16.19 is hereby deleted in its entirety, and the following is inserted in its place:

In connection with the negotiation, drafting, and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Riemer & Braunstein LLP (“R&B”) only has represented and only shall represent WFRF in its capacity as Agent and as a Lender. Each other Lender hereby acknowledges that R&B does not represent it in connection with any such matters.

Part 2. Ratification of Loan Documents. No Claims against the Agents and the Lenders:

1.	Except as provided herein, all terms and conditions of the Loan Agreement and each of the other Loan Documents remain in full force and effect. The Borrower hereby ratifies, confirms, and re-affirms all terms and provisions of the Loan Documents.

2.	The Borrower represents and warrants that no Event of Default exists as of the date of this Third Amendment.

3.	The Borrower acknowledges and agrees that there is no basis nor set of facts on which any amount (or any portion thereof) owed by the Borrower under any Loan Document could be reduced, offset, waived, or forgiven, by rescission or otherwise; nor is there any claim, counterclaim, off set, or defense (or other right, remedy, or basis having a similar effect) available to the Borrower with regard thereto; nor is there any basis on which the terms and conditions of any of the Obligations could be claimed to be other than as stated on the written instruments which evidence such Obligations. The Borrower hereby WAIVES and RELEASES the Agent, the Lenders, and their respective officers, directors, employees, attorneys, representatives, predecessors, successors, and assigns from all claims and counterclaims through the date of execution of this Third Amendment, except any such claim or counterclaim which shall be found by a court of final jurisdiction to have been due to the gross negligence or willful misconduct of the Agent, the Lenders or their respective officers, directors, employees, attorneys, representatives, predecessors, successors, and assigns.

Part 3. Conditions:

1.	Conditions Precedent. The effectiveness of this Third Amendment is conditioned upon the prior satisfaction of each and all of the following conditions precedent:

a.	Due execution of a copy of this Third Amendment by each of the Borrower, the Agent, each Lender, and the Guarantor.

b.	Reimbursement by the Borrower to the Agent and the Lenders of all reasonable costs, expenses, and attorneys’ fees incurred in connection with the negotiation and preparation of this Third Amendment, and all documents, instruments, and agreements incidental hereto. The Agent is hereby authorized to make an Advance for the purpose of effecting the foregoing reimbursement.

c.	Delivery by the Borrower to the Agent of the Borrower’s updated annual projections, income statements, balance sheets, and statements of cash flow with respect to the current fiscal year.

2.	Conditions Subsequent.

a.	In consideration of the Agent’s and the Lenders’ agreement to enter into this Third Amendment, the Borrower shall pay to the Agent for the ratable benefit of the Lenders a commitment and amendment fee in the amount of $162,500.00. The commitment and amendment fee shall be fully earned as of, and shall be paid by the Borrower upon the earlier of (i) the occurrence of any Event of Default, or (ii) July 15, 2006.

b.	On or before August 17, 2005, the Borrower shall deliver to the Agent the Borrower’s updated month by month projections, income statements, balance sheets, and statements of cash flow with respect to the current fiscal year.

Part 4. Miscellaneous:

1.	Unless otherwise defined herein, capitalized terms used in this Third Amendment which are defined in the Loan Agreement are used as so defined.

2.	This Third Amendment may be executed in counterparts, each of which when so executed and delivered shall be an original, and all of which together shall constitute one agreement.

3.	This Third Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

4.	Any determination that any provision of this Third Amendment or any application hereof is invalid, illegal, or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provisions of this Third Amendment.

5.	In connection with the interpretation of this Third Amendment and all other documents, instruments, and agreements incidental hereto:

a.	All rights and obligations hereunder and thereunder, including matters of construction, validity, and performance, shall be governed by and construed in accordance with the law of the State of New York and are intended to take effect as sealed instruments.

b.	The captions of this Third Amendment are for convenience purposes only, and shall not be used in construing the intent of the Agent, the Lenders, and the Borrower under this Third Amendment.

c.	In the event of any inconsistency between the provisions of this Third Amendment and any of the other Loan Documents or other agreements entered into by and between the Agent, the Lenders, and the Borrower, the provisions of this Third Amendment shall govern and control.

d.	The Agent, the Lenders, and the Borrower have prepared this Third Amendment and all documents, instruments, and agreements incidental hereto with the aid and assistance of their respective counsel. Accordingly, all of them shall be deemed to have been drafted mutually by the Agent, the Lenders, and the Borrower and shall not be construed against any party.

Signatures follow

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed and delivered as of the date set forth above.

PARTY CITY CORPORATION, a Delaware corporation

By:

Title:

WELLS FARGO RETAIL FINANCE, LLC, a Delaware limited liability company, as Agent and as a Lender

By:

Name:	Lynn S. Whitmore
Title:	Vice President

BANK OF AMERICA, N.A., formerly known as Fleet Retail Finance Inc., a Delaware corporation, as a Lender

By:

Name:
Title:

Acknowledged, agreed, and assented to by:

PARTY CITY MICHIGAN, INC.

By:

Name:
Title:

SCHEDULE 6.2

Collateral Reporting

     Borrower shall provide Agent and the Lenders with the following documents at the following times in form satisfactory to Agent:

(a)	Daily Cash Balance. Borrower shall provide to Agent and confirm in writing at the close of each Business Day, an updated cash balance figure.

(b)	Borrowing Base Certificate. Absent an event of default and provided the Borrower is maintaining at least $15,000,000 of Excess Availability, Borrower shall be required to provide a signed Borrowing Base Certificate (in the form of Exhibit B-1, as such form may be revised from time to time by Agent) on a monthly basis, on the Wednesday of the week following each fiscal month end. In the event that Excess Availability is less than $15,000,000, Borrower shall provide a signed Borrowing Base Certificate on the Wednesday of each week. In the event that Revolver Usage is $0, and the amount of the Letter of Credit Usage is less than $8,000,000 and the Borrower’s Inventory level is at least $70,000,000, no Borrowing Base Certificate shall be required. Such Certificate may be sent to Lenders electronically (with an electronic signature) or by facsimile transmission, provided, that in each case, upon request by Agent, the original thereof is forwarded to Agent on the date of such transmission. No adjustments to the Borrowing Base Certificate may be made without supporting documentation and such other documentation as may be reasonably requested by Agent from time to time.

(c)	Weekly Reports. In the event that a weekly Borrowing Base Certificate is to be provided, weekly, not later than Wednesday for the immediately preceding fiscal week:

(i)	Inventory report with supporting documentation for the Borrowing Base Certificate and a roll forward of Inventory.

(d)	Monthly Reports. Monthly, Borrower shall provide to the Lenders original counterparts of (each in such form as Agent from time to time may specify):

(i)	Within 15 days of the end of each month for the immediately preceding month:

(A)	Month end Inventory summary by merchandise class with perpetual inventory report

(ii)	Third party credit card receivable report with supporting documentation for the Borrowing Base Certificate;

(iii)	CIT Credit Decision Report with supporting documentation for the Borrowing Base Certificate.